Exhibit 99.1

Aspira Women’s Health Selected to Receive $10 Million Award from ARPA-H’s Sprint for Women’s Health

Aspira aims to develop a multi-marker miRNA blood test to aid in the detection of endometriosis

AUSTIN, Texas – Oct. 23, 2024 – Aspira Women’s Health Inc. (“Aspira”) (Nasdaq: AWH), a bio-analytical based women’s health company focused on the development of gynecologic disease diagnostic tools, today announced it has been selected by the Advanced Research Projects Agency for Health (ARPA-H) as an awardee of the Sprint for Women’s Health to address critical unmet challenges in women’s health, champion transformative innovations, and tackle health conditions that uniquely or disproportionately affect women. Aspira will receive $10 million in funding over two years through the Sprint for Women’s Health launchpad track for later-stage health solutions.

Funding from the project will support the continued development of Aspira’s ground-breaking multi-marker blood test to aid in the detection of endometriosis, known by its working name EndoMDx. Aspira will receive milestone-based payments of up to $10 million over a 2-year period. Additionally, Aspira will work with an ARPA-H Program Manager and the ARPA-H Investor Catalyst Hub in the design, development and commercial launch of the non-invasive test to identify endometriosis. The award is intended to provide access to a team of world-class subject matter experts and advisors to help ensure the successful completion and commercial launch of the test before the end of the contract term.

“We are honored to be an ARPA-H Sprint for Women’s Health awardee. The selection process was extremely competitive, with over 1,700 submissions vying for funding. I am extraordinarily proud of our team for this achievement; we have worked tirelessly to advance endometriosis diagnostic research for many years, and I believe our experience was the key differentiator in the selection process,” said Nicole Sandford, CEO of Aspira Women’s Health. “Our strong scientific foundation, unwavering focus on operational excellence and the successful enhancement of our commercial capabilities were instrumental in our selection.”

Dr. Sandra Milligan, Aspira’s President, and Dr. Todd Pappas, Vice President of Research & Development, led the project proposal and successful presentation and will serve as the executive leaders responsible for the ARPA-H project. Dr. Milligan stated, “Endometriosis is a devastating, chronic gynecologic condition that affects as many as six million women in the United States alone. The lives of these women are impacted medically, economically, and socially. Many experience intense pain, starting as early as 12 years old, resulting in chronic absences from work or school. Women with endometriosis also have an increased risk of infertility and certain cancers. Endometriosis costs the American economy billions of dollars in lost productivity and healthcare expense each year.”

“Currently this condition can only be identified definitively through laparoscopic surgery and most women remain undiagnosed for 7 to 10 years,” continued Dr. Milligan. “Many also face repeated invasive procedures over the course of their lives. There is a tremendous need for a non-invasive test like ours, and we are excited to move this project forward.”

Ms. Sandford concluded, “We will be holding a virtual Investor Day on October 29th at 3:00 pm ET to provide highlights from our successful ARPA-H presentation and an update of our development pipeline.”

Investors interested in registering for this event can email investors@aspirawh.com.

About Aspira Women’s Health Inc.

Aspira Women’s Health Inc. is dedicated to the discovery, development, and commercialization of non-invasive, AI-powered tests to aid in the diagnosis of gynecologic diseases.

OvaWatch ® and Ova1Plus ® are offered to clinicians as OvaSuiteSM. Together, they provide the only comprehensive portfolio of blood tests to aid in the detection of ovarian cancer risk for the 1.2+ million American women diagnosed with an adnexal mass each year. OvaWatch provides a negative predictive value of 99% and is used to assess ovarian cancer risk for women where initial clinical assessment indicates the mass is indeterminate or benign, and thus surgery may be premature or unnecessary. Ova1Plus is comprised of two FDA-cleared tests, Ova1® and Overa®, to assess the risk of ovarian malignancy in patients with adnexal masses planned for surgery.

Our in-development test pipeline will expand our ovarian cancer portfolio and address the tremendous need for non-invasive diagnostics for endometriosis, a debilitating disease that impacts millions of women worldwide. In ovarian cancer, we intend to combine microRNA and protein biomarkers with patient data to further enhance the sensitivity and specificity of our current tests. In endometriosis, we have developed the first-ever non-invasive test designed to identify endometriomas, one of the most commonly occurring forms of severe endometriosis. Through our ongoing endometriosis development program, we are combining microRNA and protein biomarkers with patient data, with the intent of identifying all endometriosis independent of disease location or severity.

Forward-Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties. Such forward-looking statements include statements regarding, among other things, the timing and completion of any products in the pipeline development and other statements that are predictive in nature. Actual results could differ materially from those discussed due to known and unknown risks, uncertainties, and other factors. These forward-looking statements generally can be identified by the use of words such as “designed to,” “expect,” “plan,” “anticipate,” “could,” “may,” “intend,” “will,” “continue,” “future,” other words of similar meaning and the use of future dates. Forward-looking statements in this press release and other factors that may cause such differences include the satisfaction of customary closing conditions related to the offering and the expected timing of the closing of the offering. These and additional risks and uncertainties are described more fully in the company’s filings with the SEC, including those factors identified as “Risk Factors” in our most recent Annual Report on Form 10-K, for the fiscal year ended December 31, 2023, and subsequent Quarterly Reports on Form 10-Q. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Aspira presently does not know, or that Aspira currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Aspira’s expectations, plans, or forecasts of future events and views as of the date of this press release. Subsequent events and developments may cause the Company’s assessments to change. However, while Aspira may elect to update these forward-looking statements at some point in the future, Aspira expressly disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Aspira’s assessments of any date after the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Investor Relations Contact:

Jamie Sullivan

Director of Corporate Communications

Investors@aspirawh.com